Exhibit 10.40

FORM OF MASTER SERVICES AGREEMENT

EFFECTIVE DATE: February 1, 2015

THIS MASTER SERVICES AGREEMENT (“MSA” or “Agreement”) is made by and between UTi, United States, Inc., a New York corporation, having its principal place of business at 100 Oceangate, Suite 1500, Long Beach, CA 90802 (“UTi” or the “Company”), and Gene Ochi of 210 Camino del Campo, Redondo Beach, California 90277 (“Consultant”).

1. Engagement. UTi may issue statements of work to Consultant in a form to be mutually agreed (“SOW”). These SOWs will reference this MSA and will be incorporated into this MSA by such reference. Subject to the terms of this MSA, Consultant will render the services (“Services”) and deliver the Work Product (as defined below) as more fully set forth in the SOW.

2. Compensation. UTi will pay Consultant the fee set forth in each SOW for Work Product delivered and accepted by UTi pursuant to this MSA. Consultant will be reimbursed only for expenses which are expressly provided for in a SOW or which have been approved in advance in writing by UTi, provided Consultant has furnished such documentation for authorized expenses as UTi may reasonably request. Payment of Consultant’s fees and expenses will be due 30 days from receipt by Company of Consultant’s correct and undisputed invoice.

3. Restrictive Covenants.

3.1	Definition. Consultant hereby acknowledges that Consultant possesses and may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding UTi and its affiliates (collectively, the “UTi Group”) and their respective businesses (whether in existence prior to, as of or after the date hereof, collectively, “Proprietary Information”), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, inventions, processes, formulae, programs, technical data, “know-how,” procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, customer-tailored solutions and other consulting products and processes, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections or any other confidential or proprietary information relating to the UTi Group and/or its business. The term “Proprietary Information” shall also include, without limitation, any confidential or non-public information of suppliers or customers of the UTi Group obtained by Consultant in the course of Consultant’s association with the Company or any other member of the UTi Group. The term “Proprietary Information” does not include any information that (a) at the time of disclosure is generally available to and known by the public (other than as a result of its disclosure by Consultant), or (b) becomes available to Consultant on a lawful, non-confidential basis from a person other than the UTi Group or its suppliers or customers or its or their representatives, provided that the source of such information was not known by Consultant to be subject to an obligation of confidentiality or otherwise disclosed such information to Consultant with the reasonable expectation that it would remain confidential.

3.2	Nondisclosure. During the term of this Agreement and thereafter, Consultant will not, without the prior express written consent of the Chief Executive Officer of UTi Worldwide Inc., disclose or make any use of any Proprietary Information except as may be required in the course of the performance of Consultant’s services under this Agreement.

3.3	Agreement Not to Solicit Employees and Customers. To protect the Proprietary Information and trade secrets of the UTi Group, Consultant agrees, until the later of (a) the termination of this Agreement and (b) the second anniversary of the Effective Date (the “Restricted Period”), not to, directly or indirectly, either on Consultant’s own behalf or on behalf of any other person or entity, (i) to attempt to persuade, induce or solicit or employ any person who is an employee of the UTi Group or otherwise encourage such employee to cease or terminate his or her employment with the UTi Group or (ii) use or otherwise disclose any Proprietary Information in any attempt to persuade any customer of the UTi Group to cease to do business or to reduce the amount of business which any customer of the UTi Group has customarily done or contemplates doing with the UTi Group or to expand its business with a competitor of the UTi Group.

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3.4	Agreement Not to Compete. As an inducement for the Company to enter into this Agreement, Consultant further agrees, during the Restricted Period, not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be associated with, or in any manner connected with, or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the UTi Group anywhere in the United States; provided, however, that Consultant may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

3.5	Reasonableness. Consultant agrees that the covenants and agreements contained in this Section 3 are reasonable and necessary to protect the Proprietary Information of the UTi Group and that the covenants and agreements by Consultant contained in this Section 3 shall be in addition to any other agreements and covenants Consultant may have agreed to in any other confidentiality, non-disclosure or other similar agreement and that this Section 3 shall not be deemed to limit such other covenants and agreements, all of which shall continue to survive the termination of this Agreement to the extent set forth above. A breach of the terms and covenants of such other covenants and agreements shall be deemed to be a breach of the provisions of this Section 3 and this Agreement.

4. UTi’s Ownership and License. UTi shall own all right, title and interest in and to all UTi pre-existing property, UTi Confidential Information (as defined below), Work Product and documentation therefore, and all derivatives, modifications and improvements thereof, including all patents, copyrights, trade secrets and other intellectual property rights (“Intellectual Property Rights”) therein anywhere in the world (“UTi Property”). Consultant hereby assigns to UTi all right, title and interest in and to any original work product created by Consultant, to which Consultant contributes, or which relates in any way to UTi Property pursuant to this MSA (“Work Product”), including all Intellectual Property Rights therein and thereto. Work Product shall not include any intellectual property owned by another third party or Consultant’s pre-existing property used to accomplish the Work Product (“Consultant’s Pre-existing Property”). Consultant retains no rights in the Work Product and agrees not to challenge the validity of UTi’s ownership in the Work Product. Consultant agrees to execute, at UTi’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of UTi’s request, Consultant hereby irrevocably appoints UTi as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf. UTi hereby grants Consultant a limited, non-transferable, personal license to use and copy the UTi Property solely to perform the work pursuant to this MSA.

5. Consultant’s Ownership and License. Consultant shall own all right, title and interest in and to Consultant’s Pre-Existing Property and all intellectual property rights therein. Consultant hereby grants UTi a perpetual, irrevocable, worldwide, royalty-free, non-exclusive license, with the right to sublicense and authorize the granting of sublicenses, to exploit and exercise all rights in Consultant’s Pre-Existing Property actually deployed in support of UTi’s exercise or exploitation of all Work Product and any UTi Property identified in this MSA or a SOW. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned, Consultant agrees to waive enforcement worldwide of such rights against UTi. In the event that Consultant has any such rights, that cannot be assigned or waived, Consultant hereby grants to UTi an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

6. Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign all intellectual property rights set forth in Section 5, (b) the Work Product, and the use thereof by UTi, its representatives, customers or end users, do not and will not infringe upon any Intellectual Property Rights, right of publicity or privacy, or any other proprietary right of any person or entity, whether contractual, statutory or common law, (c) Consultant will not enter into any obligation which requires or facilitates the unauthorized disclosure or use of UTi Property, (d) Consultant will not disclose to UTi, or bring onto UTi’s premises, or induce UTi to use any Confidential Information that belongs to anyone other than UTi or Consultant, and (e) all Work Product provided by Consultant hereunder will perform in accordance with the applicable published or mutually agreed upon specifications and related documentation provided by Consultant. NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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7. Indemnity by UTi. UTi agrees to defend, indemnify, and hold Consultant harmless from and against any and all loss, damages, costs, claims, expenses, settlements or other liability (including reasonable attorneys’ fees and the expenses of other professionals) arising from or relating to (i) any acts or omissions of UTi within the scope of this Agreement or (ii) any third party claims arising out of any acts or omissions of Consultant that do not constitute gross negligence or willful misconduct within the scope of this Agreement.

8. Independent Contractor Relationship. Consultant’s relationship with UTi is that of an independent contractor, and nothing in this MSA is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which UTi may make available to its employees. Consultant is not authorized to make any representation, contract or commitment on behalf of UTi. Consultant is solely responsible for all taxes, withholdings, and other statutory obligations with respect to the Work Product and receipt of fees under this MSA, and Consultant will defend, indemnify, and hold UTi harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligation. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this MSA. No part of Consultant’s fees will be subject to withholding by UTi for the payment of any social security, federal, state or any other employee payroll taxes.

9. Compliance with Laws. Consultant hereby represents and warrants that it shall comply with all applicable, local and national laws and regulations, including, but not limited to all applicable environmental, OSHA, FCPA and export laws and regulations. Upon request, Consultant agrees to issue certificates certifying compliance with any of the aforementioned laws or regulations as may be applicable to the services being furnished hereunder.

10. Term and Termination.

10.1 Term. This MSA will commence on the Effective Date and will continue until January 31, 2017.

10.2 Termination for Convenience. Either party may terminate this MSA, or any SOW, in whole or in part, for convenience upon thirty (30) days written notice to the other party. Immediately upon the effective date of any such termination, Consultant will stop the development of all Work Product.

10.3 Termination for Breach. Either party may terminate this MSA or any SOW immediately (a) upon ten (10) days written notice to the other in the event of a material breach, provided that, such breach remains uncured at the end of such ten (10) day period, (b) when either party commences, or has commenced against it, proceedings under any bankruptcy, insolvency, or debtor’s relief law, which proceedings are not dismissed within thirty (30) days, or (c) when either party makes a general assignment for the benefit of its creditors.

10.4 Death or Disability. This Agreement shall terminate automatically upon the death or disability of Consultant. Consultant shall be deemed to be “disabled” if Consultant can objectively show that:

(a) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, he is receiving disability insurance benefits under any applicable insurance policies maintained by Consultant.

10.5 Survival. The rights and obligations contained in Sections 3, 4, 5, 6, 7, 7A, 8, 10.5 and 12 through 18 will survive any termination or expiration of this MSA.

11. Assignment. This MSA shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that this MSA and the rights and obligations hereunder are not assignable by either party without the other party’s prior written consent, except that UTi may assign this agreement without Consultant’s consent in the case of any assignment to a member of the UTi Group or in connection with a sale or transfer of all or substantially all its assets (including by means of a merger or similar transaction).

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12. CONSEQUENTIAL DAMAGES WAIVER. NOTWITHSTANDING ANYTHING ELSE IN THIS MSA OR OTHERWISE, EXCEPT FOR CLAIMS UNDER SECTION 3 HEREOF, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS MSA UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, BUSINESS INTERRUPTIONS OR LOSS OF INFORMATION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION DOES NOT LIMIT ANY PARTY’S LIABILITY FOR BODILY INJURY OF A PERSON, DEATH, OR PHYSICAL DAMAGE TO PROPERTY OR ANY DAMAGES ARISING FROM A BREACH BY CONSULTANT OF SECTION 3 HEREOF.

13. Notices. Any notice to be given hereunder shall be in writing and sent through (a) hand delivery, (b) express overnight courier with a reliable system for tracking delivery, or (c) confirmed facsimile or electronic mail with a copy sent by another means specified herein and shall be addressed to the party and address stated above, or such other address as the party may designate from time to time by written notice in accordance with this Section and shall be effective, in the case of (a) or (c) above, on the date the action is taken, and, in the case of (b) above, one business day after the date sent.

14. Governing Law. This MSA shall be governed, controlled, interpreted, and defined by and under in all respects by the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

15. Severability. Whenever possible each provision and term of this MSA will be interpreted in a manner to be effective and valid but if any provision or term of this MSA is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Consultant.

16. Waiver. The waiver by one party of a breach of any provision of this MSA by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such party.

17. Injunctive Relief for Breach. Each party’s obligations under this MSA are of a unique character that gives them particular value such that breach of any of such obligations may result in irreparable and continuing damage to the non-breaching party for which there will be no adequate remedy at law; and, in the event of such breach, the non-breaching party will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

18. Entire MSA. This MSA and all executed Statements of Work constitute the entire agreement between the parties relating to this subject matter and supersede all prior or contemporaneous oral or written agreements concerning such subject matter. The parties expressly agree that any and all previous agreements between the parties shall have no further force and effect. The terms of this MSA will govern all work undertaken by Consultant for UTi; provided, however, that in the event of any conflict between the terms of this MSA and any SOW, the terms of this MSA will control unless specific sections of the applicable SOW expressly state that they are intended to control over specific sections of this MSA. This MSA may only be changed by mutual agreement of authorized representatives of the parties and evidenced in a signed writing.

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IN WITNESS WHEREOF, the parties have executed this MSA as of the date written below.

UTI, UNITED STATES, INC.		CONSULTANT

By:	/s/ Lance D’Amico	By:	/s/ Gene Ochi

Name:	Lance D’Amico	Name:	Gene Ochi

Title:	Vice President	Title:	Consultant

Date: March 30, 2015		Date: March 30, 2015

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Statement of Work #1 to Master Services Agreement

dated February 1, 2015, between UTi, United States, Inc. and Gene Ochi

This SOW forms an integral part of the Master Services Agreement referenced above.

1.	Compensation: Consultant shall be paid a monthly fee of $12,292 for the term of the Agreement. Consultant shall invoice the Company on a monthly basis and such invoice shall be paid on a net 30 basis as provided in Section 2 of the Agreement. In the event the Agreement is terminated prior to January 31, 2017, Consultant shall be paid a pro rata portion of the total fee for the last month worked based on the number of days actually worked during such month.

In the event the Agreement or this SOW is terminated (a) by the Company for convenience, (b) by the Consultant for material breach by the Company or (c) due to the death or disability of Consultant, then all fees due to Consultant for the remainder of the term shall be immediately due and payable to Consultant.

In the event this Agreement or this SOW is terminated for any reason other than (a) by the Company for convenience or (b) by the Consultant for material breach by the Company (excluding due to the death or disability of Consultant), except as provided in the immediately following paragraph, Consultant shall not be entitled to any additional fees hereunder.

Subject to Consultant’s ongoing compliance with the requirements of the Consulting Agreement, including Section 3 thereof, for as long as Consultant provides Services to UTi under the Agreement, such services shall constitute “Continuous Service” under the terms of the UTi Worldwide Inc. 2009 Long Term Incentive Plan; provided that (a) if the Agreement or this SOW is terminated (i) by the Company for convenience or (ii) by Consultant for material breach by the Company, then all restricted share units that would have vested during the term but for such termination shall immediately vest and (b) if the Agreement shall automatically terminate due to Consultant’s death or disability, then all restricted share units held by Consultant immediately prior to such event shall immediately vest.

2.	Place of Performance: Unless otherwise agreed, Consultant shall not be required to perform the Services at the Company’s corporate offices in Long Beach, California, or at any other specific location.

3.	Description of Services: Consultant shall perform Services for the Company under the direction of the Chief Executive Officer or his/her designee. Such Services will be mutually agreed upon between the Chief Executive Officer and Consultant from time to time. Under no circumstances will Consultant be expected to work on average more than 5 hours per week, it being understood and agreed that Consultant shall have at least 6 weeks per year where no Services will be performed. For the purpose of clarity, subject to any termination of this Agreement or SOW pursuant to the third paragraph of Section 1 above, Consultant shall be entitled to the fees set forth in the first paragraph of Section 1 of this SOW whether or not the Company calls upon him to perform any Services.

In addition to the Services mutually agreed as provided above, Consultant agrees to reasonably cooperate, at no charge, with the Company’s and its affiliates’ and its or their counsel’s reasonable requests for information or assistance related to the Company’s and its affiliates’ defense of, or other participation in, any investigation or inquiry or any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Consultant was employed by the Company and its affiliates.

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